Exhibit 99.1

Investor Relations Contacts: Patrick T. Mooney, M.D., CEO Echo Therapeutics, Inc. 508-530-0329

Lilian Stern
Stern Investor Relations
212-362-1200
Echo Therapeutics Announces Closing of Approximately $2.3 Million
Private Financing
Franklin, MA – February 12, 2008 — Echo Therapeutics, Inc. (OTCBB: ECTE), a specialty pharmaceuticals and diagnostics company, announced today that it had completed an approximately $2.3 million private financing with Montaur Capital through Platinum Long Term Growth VII, LLC and certain other select institutional and strategic investors of senior unsecured convertible notes and warrants.
The $2,292,459 in aggregate principal amount of Senior Convertible Notes to be issued in the financing will bear interest annually at a rate of 8.0% per annum and will provide investors with the right to convert principal into shares of Echo Therapeutics common stock at $1.35 per share. The conversion price is subject to weighted average anti-dilution protection, excluding certain customary exceptions. The notes have a three year term and Echo may elect to make payments of interest in cash, additional notes, or stock.
Additionally, the investors received warrants to purchase 849,058 shares of common stock at an exercise price of $1.69 per share for a term of five years. The warrants provide for full anti-dilution protection to the holders and allow for cashless exercise.
In connection with the financing, certain holders of Echo’s Senior Promissory Bridge Notes, dated as of September 14, 2007, exchanged their Bridge Notes at 120% of the outstanding principal and interest of the Bridge Note as payment toward the purchase price of the Senior Convertible Notes purchased by such holders.  Accordingly, Echo issued notes in the financing in the aggregate principal balance of $1,592,459 to the former holders of the Bridge Notes upon their surrender of the Bridge Notes, and Echo received gross cash proceeds in the amount of $700,000 in connection with the financing.
Echo expects to use the net proceeds from the offering for product development, working capital and general corporate purposes.

The securities issued in the financing have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from the registration requirements under the Securities Act. This notice does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
About Echo Therapeutics
Echo Therapeutics is a platform-enabled specialty pharmaceuticals and diabetes management company. Echo’s Symphony™ CTGM System is a new needle-free, wireless, continuous transdermal glucose monitoring system focused on changing the paradigm of invasive, episodic glucose testing in diabetes home use and hospital critical care settings. Echo’s patented AzoneTS™ transdermal drug delivery technology is focused on building a pipeline of proprietary reformulations of specialty pharmaceutical products previously approved by the U.S. Food and Drug Administration (FDA). Echo is developing most of its AzoneTS pipeline in accordance with the FDA’s Section 505(b)(2) guidelines. Durhalieve™, Echo’s lead AzoneTS drug candidate, is an advanced topical reformulation of triamcinolone acetonide for treatment of corticosteroid responsive dermatoses. Echo has submitted its Durhalieve New Drug Application (NDA) to the FDA .
Forward-Looking Statements
This press release contains forward-looking information that involves risks and uncertainties, including statements regarding Echo’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding Echo’s offering of convertible senior notes. Factors that could adversely affect Echo’s business and prospects are described in Echo’s filings with the Securities and Exchange Commission. Echo expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Echo’s expectations or any change in events, conditions or circumstances on which any such statement is based.
10 Forge Parkway
Franklin, MA 02038, USA
Tel: 1+ 877-476-6878
Fax: 1+ 508-553-8760
www.echotx.com

© 2002 — 2007 Echo Therapeutics, Inc. All rights reserved worldwide.